AGREEMENT AND PLAN OF MERGER

BY AND AMONG

W270, INC.,

SALEEN CALIFORNIA MERGER CORPORATION,

SALEEN FLORIDA MERGER CORPORATION,

SMS SIGNATURE CARS

SALEEN AUTOMOTIVE, INC., AND

STEVE SALEEN

Dated as of May 23, 2013

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) made this 23rd day of May, 2013 is entered into by and among W270, Inc., a Nevada corporation (“W270”), Saleen California Merger Corporation, a California corporation and wholly-owned subsidiary of W270 (“CA MergerCo”), Saleen Florida Merger Corporation, a Florida corporation and wholly-owned subsidiary of W270 (“FL MergerCo”), SMS Signature Cars, a California corporation (“SMS”), Saleen Automotive, Inc., a Florida corporation (“Saleen Automotive” and together with SMS, the “Saleen Entities”), and Steve Saleen (“Saleen” and together with the Saleen Entities, the “Saleen Parties”). W270, CA MergerCo, FL MergerCo, SMS, Saleen Automotive and Saleen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A.              The Parties intend to effect the acquisition of Saleen Holdings by W270 through the statutory merger of CA MergerCo with and into SMS in accordance with this Agreement and the CGCL, upon the consummation of which CA MergerCo will cease to exist as a separate entity and SMS will survive as a wholly-owned subsidiary of W270, and through the statutory merger of FL MergerCo with and into Saleen Automotive in accordance with this Agreement and the FBCA, upon the consummation of which FL MergerCo will cease to exist as a separate entity and Saleen Automotive will survive as a wholly-owned subsidiary of W270. The Parties intend these transactions to be treated as a reorganization under Section 386(a) of the Code.

B.              The respective Boards of Directors of each of the Parties, as applicable, have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and in the best interests of their respective stockholders, and (ii) adopted and approved this Agreement and the transactions contemplated hereby.

C.              The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

Agreement:

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, the Parties agree as follows:

1.     DEFINITIONS.

1.1            Certain Definitions. The following terms used herein, as used in this Agreement, shall have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Benefit Plan” means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which a Party to this Agreement currently has an obligation to provide benefits to any current or former employee, contractor, consultant, officer or director of such Party.

“CA MergerCo Common Stock” means the Common Stock, par value $0.001 per share, of CA MergerCo.

“CGCL” means the General Corporation Law of the State of California.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” shall mean all written contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, arbitration awards, judgments, decrees, orders, documents, instruments, understandings and commitments to which a Person is a party or by or to which any of the properties or assets of such Person may be bound, subject or affected (including without limitation notes or other instruments payable to such Person).

“Control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Effective Time” means the date and time the Merger becomes effective as specified in the CA Articles of Merger filed with the Secretary of State of the State of California, or as otherwise provided in accordance with the CGCL, and as specified in the FL Articles of Merger filed with the Secretary of State of the State of Florida, or as otherwise provided in accordance with the FBCA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a number equal to: the quotient of (a) the number of shares of W270 Super Voting Preferred Stock constituting the Merger Consideration, divided by (b) the number of shares of Saleen Automotive Common Stock issued and outstanding at the Closing Date, as adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into W270 Common Stock), reorganization, recapitalization, reclassification or other like change with respect to W270 Common Stock occurring on or after the date hereof and prior to the Effective Time.

“FBCA” means the Florida Business Corporation Act.

“FL MergerCo Common Stock” means the Common Stock, par value $0.001 per share, of FL MergerCo.

“GAAP” means generally accepted accounting principles as applied in the United States of America.

“Governmental Entity” means any national, state, municipal, or other government or any court, administrative or regulatory agency or organization (including without limitation, any self-regulatory organization), or commission or other governmental authority or agency, domestic or foreign, including without limitation, FINRA and the NASDAQ Stock Market.

“Intellectual Property” means any and all United States and foreign: (i) patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein and all improvements to the inventions disclosed in each such registration or application, (ii) trademarks, service marks, trade dress, trade names and corporate names, whether or not registered, including but not limited to all common law rights, and registrations and applications for registration thereof, (iii) copyrights (including but not limited to copyrights on designs) (registered or otherwise) and registrations and applications for registration thereof, (iv) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (v) trade secrets and confidential technical and business information (including but not limited to formulas, compositions, and inventions reduced to practice, whether or not patentable), (vi) confidential technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) any right arising under any law providing protection to industrial or other designs, (viii) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (ix) all rights to sue or recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the foregoing.

“Licenses” means all notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by a Governmental Entity, and applications therefor.

“Liens” mean all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Material Adverse Effect” means, when used in respect to Saleen Holdings or W270, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries taken as a whole.

“Merger” means the merger of CA MergerCo with and into SMS pursuant to this Agreement and the CGCL, and the merger of FL MergerCo with and into Saleen Automotive pursuant to this Agreement and the FBCA.

“Merger Consideration” means 554,058 shares of W270 Super Voting Preferred Stock.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or other entity.

“Saleen Automotive Common Stock” means the common stock, par value $0.0001 per share, of Saleen Automotive.

“Saleen Automotive Stockholders” means the holders of Saleen Automotive Common Stock.

“Saleen Entities Common Stock” means, as applicable, the Saleen Automotive Common Stock and/or the SMS Common Stock.

“Saleen Entities Stockholders” means, as applicable, the Saleen Automotive Stockholders and/or the SMS Stockholders.

“Saleen Holdings” means the Saleen Entities and the Saleen Entities Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SMS Common Stock” means the common stock, no par value per share, of SMS.

“SMS Stockholders” means the holders of SMS Common Stock.

“Subsidiary” of any Person means another Person, an amount of whose voting securities, other voting ownership or voting partnership interests is held by another Person, which is sufficient to elect at least a majority of such Person’s board of directors or other governing body (or, if there are no such voting interests, 50% or more of such Person’s equity interests).

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which a Person may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Verdad” means Verdad Telecom, Inc.

“Voting Agreement” means the voting agreement among Saleen, Verdad and W-Net in substantially the form attached hereto as Exhibit I.

“W-Net” means W-Net Fund I, L.P. and/or its assignees.

“W270 Common Stock” means the Common Stock, par value $0.001 per share, of W270.

“W270 Preferred Stock” means the Preferred Stock, par value $0.001 per share, of W270.

“W270 Super Voting Preferred Stock” means the Super Voting Preferred Stock, par value $0.001 per share, of W270, to be designated prior to the Closing.

“W270 Reorganization” shall mean a transaction or series of transactions as outlined on Exhibit B-1.

1.2            Other Definitions. The following terms are defined in the following sections of this Agreement:

Defined Term	Section
14c Information Statement	6.14
14f-1 Information Statement	6.2
Acquisition Proposal	6.7
Agreement	Preamble
CA MergerCo	Preamble
Certificates	2.10.1
Closing	2.2
Closing Date	2.2
Capital Raise	7.2.11
D&O Information	6.1
FL MergerCo	Preamble
Letter of Transmittal	2.10.1
Merger Share Certificate	2.10.2
Securities Purchase Agreement	7.2.11
Opinion	9.1.2
OTC BB	4.9
Party(ies)	Preamble
Post-Closing Covenants	9.1
Pre-Closing Cash Obligations	6.11
Pre-Closing Period	6.14.2(c)
Press Release	6.3
Pro Forma Financial Statements	6.4
Questionnaires	6.1
Resignations	6.1
Saleen Entities Stockholders’ Approval	3.25
Saleen Entities Subsidiaries	3.2
Saleen Holdings Contracts	3.14
Saleen Holdings Disclosure Schedule	3
Saleen Holdings Financial Statements	3.6
Saleen Holdings Intellectual Property	3.18
Stockholder Matters	6.14
Surviving Corporation(s)	2.1
Transaction Form 8-K	6.3
Transfer Agent Authorization	9.1.2
W270 Contracts	4.16
W270 Disclosure Schedule	4
W270 SEC Documents	4.6.1

2.     THE MERGER.

2.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL and the FBCA, CA MergerCo shall be merged with and into SMS and FL MergerCo shall be merged with and into Saleen Automotive, respectively, at the Effective Time. At the Effective Time, the separate existence of each of CA MergerCo and FL MergerCo shall cease, and SMS and Saleen Automotive, respectively shall continue as the surviving corporations following the Merger (each a “Surviving Corporation” and collectively, the “Surviving Corporations”). The corporate existence of SMS, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as a Surviving Corporation, it shall continue to be governed by the laws of the State of California. The corporate existence of Saleen Automotive, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as a Surviving Corporation, it shall continue to be governed by the laws of the State of Florida. As a result of the Merger, the outstanding shares of capital stock of each Saleen Entity, CA MergerCo and FL MergerCo shall be converted or cancelled in the manner provided in Section 2.9.

2.2            Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1 and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Section 7, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Pacific Time on the first business day after satisfaction of the conditions set forth in Section 7 (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Section 7) (the “Closing Date”), at the offices of Stubbs Alderton & Markiles, LLP, unless another date, time or place is agreed to in writing by W270 and Saleen.

2.3            Actions and Deliveries at Closing. Articles of Merger in the form attached hereto as Exhibit C-1 (the “CA Articles of Merger”) shall be duly prepared and executed, and shall be filed with the Secretary of State of the State of California in accordance with the CGCL on the Closing Date. Articles of Merger in the form attached hereto as Exhibit C-2 (the “FL Articles of Merger”) shall be duly prepared and executed, and shall be filed with the Secretary of State of the State of Florida in accordance with the FBCA on the Closing Date. The Merger shall become effective upon the filing of the CA Articles of Merger with the Secretary of State of the State of California and the filing of the FL Articles of Merger with the Secretary of State of the State of Florida, or at such other time as is permissible in accordance with each of the CGCL and the FBCA and as W270 and Saleen shall agree should be specified in the CA Articles of Merger and the FL Articles of Merger. In addition, at the Closing:

2.3.1       The Saleen Parties will deliver to W270:

(a)   An officers’ certificate, substantially in the form of Exhibit D, duly executed on each of SMS’, Saleen Automotive’s and Saleen’s behalf, as to whether each condition specified in Sections 7.2.1 through 7.2.10, has been satisfied in all respects.

(b)  A Secretary’s certificate, substantially in the form of Exhibit E, duly executed on each of SMS’ and Saleen Automotive’s behalf.

(c)   A legal opinion of counsel to the Saleen Parties, substantially in the form of Exhibit F hereto.

2.3.2       W270 will deliver to the Saleen Parties:

(a)   An officers’ certificate, substantially in the form of Exhibit G, duly executed on each of W270’s, CA MergerCo’s and FL MergerCo’s behalf, as to whether each condition specified in Sections 7.3.1 through 7.3.6 and 7.3.9 has been satisfied in all respects.

(b)  A Secretary’s certificate, substantially in the form of Exhibit H, duly executed on each of W270’s, CA MergerCo’s and FL MergerCo’s behalf.

2.4            Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the CGCL and FBCA. At the Effective Time all CA MergerCo’s property, rights, privileges, powers, and franchises will vest in SMS, and all debts, liabilities, and duties of CA MergerCo will become SMS’ debts, liabilities, and duties. At the Effective Time all FL MergerCo’s property, rights, privileges, powers, and franchises will vest in Saleen Automotive, and all debts, liabilities, and duties of FL MergerCo will become Saleen Automotive’s debts, liabilities, and duties.

2.5            Governing Documents of the Surviving Corporations. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

2.5.1       SMS Articles of Incorporation. The articles of incorporation of SMS shall be amended in its entirety to read as set forth on Exhibit J-1 hereto.

2.5.2       SMS Bylaws. The bylaws of SMS, as in effect immediately prior to the Effective Time, will be SMS’ bylaws until thereafter amended.

2.5.3       Saleen Automotive Articles of Incorporation. The articles of incorporation of Saleen Automotive shall be amended in its entirety to read as set forth on Exhibit J-2 hereto.

2.5.4       Saleen Automotive Bylaws. The bylaws of Saleen Automotive, as in effect immediately prior to the Effective Time, will be Saleen Automotive’s bylaws until thereafter amended.

2.6            Directors of W270 and the Surviving Corporations. At the Effective Time, the Board of Directors of each of W270, SMS and Saleen Automotive shall consist of (i) Steve Saleen; (ii) Robert Miranda and (iii) Jonathan Michaels, each to hold office, subject to the applicable provisions of the articles of incorporation and bylaws of W270 or the Surviving Corporations, as applicable, as then in effect, in each case until their respective successors shall have been elected and qualified or until otherwise provided by law. All other directors of each of W270, SMS and Saleen Automotive immediately prior to the Effective Time shall resign, effective as of the Effective Time.

2.7            Officers of W270 and the Surviving Corporation. At the Effective Time the officers of each of W270, SMS and Saleen Automotive immediately prior to the Effective Time shall resign, effective as of the Effective Time, and shall be replaced by the following individuals:

Steve Saleen	President and Chief Executive Officer
Robert Miranda	Chief Financial Officer, Treasurer & Secretary

who shall serve as officers of W270 and the Surviving Corporations subject to the applicable provisions of the articles of incorporation and bylaws of W270 or the Surviving Corporations, as applicable, as then in effect, in each case until their respective successors shall have been duly appointed or until otherwise provided by law.

2.8            Effect on Capital Stock of CA MergerCo and FL MergerCo. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of CA MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of SMS, and each share of FL MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of SMS.

2.9            Effect on Capital Stock of the Saleen Entities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

2.9.1       Cancellation of SMS Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of SMS Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, and no consideration shall be paid with respect thereto.

2.9.2       Aggregate Consideration to be Received by Saleen Automotive Stockholders. The applicable portion of the Merger Consideration issuable to the Saleen Automotive Stockholders at the Effective Time shall be that number of fully paid, nonassessable shares of W270 Super Voting Preferred Stock constituting the Merger Consideration. Subject to Section 2.9.3, each issued and outstanding share of Saleen Automotive Common Stock shall be converted into the right to receive that number of fully paid and nonassessable shares of W270 Super Voting Preferred Stock equal to the Exchange Ratio.

2.9.3       Cancellation of Treasury Shares and Shares Held by W270, CA MergerCo and FL MergerCo. Any and all shares of Saleen Entities Common Stock owned by W270, CA MergerCo or FL MergerCo or held in the treasury of each Saleen Entity shall be cancelled and cease to exist at the Effective Time, and no consideration shall be paid with respect thereto.

2.9.4       No Fractional Shares. No fractional shares of W270 Super Voting Preferred Stock shall be issued in the Merger. If the number of shares a holder of Saleen Automotive Common Stock holds immediately prior to the Closing multiplied by the Exchange Ratio would result in the issuance of a fractional share of W270 Super Voting Preferred Stock, that product will be rounded down to the nearest whole number of shares of W270 Super Voting Preferred Stock if it is less than the fraction of one-half of one (0.5) share of W270 Super Voting Preferred Stock or rounded up to the nearest whole number of shares of W270 Common Stock if the said product is equal to or greater than the fraction of one-half of one (0.5) share of W270 Super Voting Preferred Stock.

2.9.5       Cancellation and Retirement of Saleen Entities Common Stock. As of the Effective Time, all shares of Saleen Entities Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any shares of Saleen Entities Common Stock shall cease to have any rights with respect thereto, except, with respect to the shares of Saleen Automotive Common Stock, the right to receive the Merger Consideration per share upon the surrender of such certificate in accordance with Section 2.10, without any interest thereon, subject to any applicable withholding tax.

2.10         Exchange of Certificates.

2.10.1    Exchange Procedures. As soon as reasonably practicable after the Effective Time, W270 shall deliver to each holder of record of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of Saleen Automotive Common Stock (the “Certificates”) whose shares are converted pursuant to Section 2.9 into the right to receive Merger Consideration: (a) a letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to W270 or its designated agent and shall be in such form and have such other customary provisions as W270 may reasonably specify), and (b) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration allocable to the Saleen Automotive Common Stock formerly represented thereby.

2.10.2    Merger Share Certificates. Upon surrender of a Certificate for cancellation to W270, or to any agent or agents as may be appointed by W270, together with the Letter of Transmittal, duly completed and executed in accordance with its terms and such other documents as W270 or its agent or agents shall determine, the holder of such Certificate shall be entitled to receive in exchange therefor, a certificate (“Merger Share Certificate”) representing the number of shares of W270 Super Voting Preferred Stock which such holder has the right to receive pursuant to the provisions of Section 2.9 and the Certificate so surrendered shall forthwith be cancelled. If any certificate for such W270 Super Voting Preferred Stock is to be issued in a name other than that in which the certificate for Saleen Automotive Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to W270 or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such W270 Super Voting Preferred Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of W270 or its transfer agent that all taxes have been paid. Until surrendered as contemplated by this Section 2.10.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.9.

2.10.3    Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by W270, the posting by such Person of a bond in such reasonable amount as W270 may direct as indemnity against any claim that may be made against it with respect to such Certificate, W270 shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration due to such Person as provided in Section 2.9.

2.10.4    Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to W270 Super Voting Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for Saleen Automotive Common Stock with respect to the shares of W270 Super Voting Preferred Stock, the right to receive which is represented thereby, until the surrender of such Certificate in accordance with this Section 2.10.

2.10.5    No Further Ownership Rights in Saleen Automotive Common Stock. All shares of W270 Super Voting Preferred Stock issued upon the surrender of the Certificates in accordance with the terms of this Section 2, shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to Saleen Automotive Common Stock theretofore represented by such Certificates.

2.10.6    No Liability. None of the Parties shall be liable to any Person in respect of any shares of W270 Super Voting Preferred Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates representing Saleen Automotive Common Stock shall not have been surrendered prior to the first (1st) anniversary of the Closing, any such shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of W270, free and clear of all claims or interests of any Person previously entitled thereto.

3.     Representations and Warranties OF THE Saleen PARTIES.

Except as set forth in the disclosure schedule delivered by the Saleen Parties to W270 at the time of execution of this Agreement and attached hereto (the “Saleen Holdings Disclosure Schedule”), the Saleen Parties, jointly and severally, represent and warrant to W270 as follows:

3.1            Organization, Standing and Corporate Power. Each of the Saleen Entities is a corporation validly existing and in good standing under the laws of its states of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and currently contemplated to be conducted. Each of the Saleen Entities is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on Saleen Entities.

3.2            Subsidiaries. Each Subsidiary of the Saleen Entities is listed in the Saleen Holdings Disclosure Schedule (the “Saleen Entities Subsidiaries”). All the outstanding shares of capital stock of each Saleen Entities Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Saleen Holdings Disclosure Schedule, are owned (of record and beneficially) by the applicable Saleen Entity, free and clear of all Liens. Except for the capital stock of the Saleen Entities Subsidiaries, the Saleen Entities do not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, business association, joint venture or other entity.

3.3            Capital Structure. The authorized capital stock of SMS consists of 1,000,000 shares, all of which are designated as SMS Common Stock, with no par value, 1,000,000 of which are issued and outstanding. The authorized capital stock of Saleen Automotive consists of 250,000,000 shares, 200,000,000 of which are designated as Saleen Automotive Common Stock, with par value $0.0001 per share, 105,000,000 of which are issued and outstanding, and 50,000,000 of which are designated as preferred stock, none of which are issued and outstanding. No additional shares or other equity securities of the Saleen Entities are issued, reserved for issuance or outstanding. All outstanding shares of the Saleen Entities are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Saleen Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Saleen Holdings, as applicable, may vote. The Saleen Holdings Disclosure Schedule sets forth the outstanding capitalization of Saleen Holdings, including a list of all holders of Saleen Entities Common Stock and their respective holdings. Except as set forth on the Saleen Holdings Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Saleen Holdings is a party or by which Saleen Holdings is bound obligating Saleen Holdings to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity or voting securities of Saleen Holdings, as applicable, or obligating Saleen Holdings, as applicable, to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Saleen Holdings to repurchase, redeem or otherwise acquire or make any payment in respect of any securities of Saleen Holdings, as applicable. There are no agreements or arrangements pursuant to which Saleen Holdings is or could be required to register securities under the Securities Act, or other agreements or arrangements with or among any security holders of Saleen Holdings with respect to securities of Saleen Holdings.

3.4            Authority. Saleen Holdings has the requisite corporate and other power and authority to enter into this Agreement and, subject to obtaining the Saleen Entities Stockholders’ Approval, as applicable, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Saleen has the requisite capacity and authority to enter into this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Saleen Entity and the consummation by such Saleen Entity of the transactions contemplated hereby have been duly authorized by the board of directors of such Saleen Entity; the board of directors of each Saleen Entity has recommended adoption of this Agreement by the stockholders of such Saleen Entity; and no other corporate proceedings on the part of any Saleen Entity or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by such Saleen Entity and the consummation by such Saleen Entity of the transaction contemplated hereby, other than obtaining the Saleen Entities Stockholders’ Approval. This Agreement has been duly executed and delivered by the Saleen Parties and constitutes a valid and binding obligation of the Saleen Parties, enforceable against the Saleen Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.5            Non-Contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Saleen Holdings under, (i) the articles of incorporation or bylaws of Saleen Holdings, as applicable, each as amended to date, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Saleen Holdings, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Saleen Holdings, its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Saleen Holdings in connection with the execution and delivery of this Agreement by the Saleen Parties or the consummation by the Saleen Parties of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the CA Articles of Merger, the FL Articles of Merger and other appropriate merger documents required by the CGCL and the FBCA, as applicable, with the relevant authorities in the states of California and Florida, as applicable.

3.6            Financials Statements. Set forth on the Saleen Holdings Disclosure Schedule are the following financial statements of Saleen Holdings (collectively the “Saleen Holdings Financial Statements”): audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended March 31, 2012 and 2013. The Saleen Holdings Financial Statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, shall present fairly the financial condition of Saleen Holdings as of such dates and the results of operations of Saleen Holdings for such periods, are correct and complete, and shall be consistent with the books and records of Saleen Holdings. Since March 31, 2013, Saleen Holdings have not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

3.7            No Undisclosed Liabilities. Saleen Holdings does not have any liabilities or obligations required by applicable accounting rules to be shown in the Saleen Holdings Financial Statements (whether absolute, contingent or otherwise), which are not adequately reflected or provided for in the Saleen Holdings Financial Statements, except for liabilities and obligations (i) that have been incurred since the date of the most recent balance sheet included in the Saleen Holdings Financial Statements in the ordinary course of business and are not (singly or in the aggregate) material to Saleen Holdings’ businesses, and (ii) not due and payable or to be performed or satisfied after the date hereof under Saleen Holdings Contracts in accordance with their terms, in each case which are not (singly or in the aggregate) material to Saleen Holdings’ businesses.

3.8            Absence of Certain Changes or Events. Since April 1, 2013, Saleen Holdings has conducted its businesses only in the ordinary course consistent with past practice, and there is not and has not been: (i) any Material Adverse Effect with respect to Saleen Holdings; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have or give rise to Material Adverse Effect with respect to Saleen Holdings; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.1 without prior consent of W270; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Saleen Parties to consummate the transactions contemplated by this Agreement.

3.9            Legal Proceedings. There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of the Saleen Parties, threatened against, relating to or involving Saleen Holdings, or real or personal property of Saleen Holdings, before any Governmental Entity or other third party except as set forth in the Saleen Holdings Disclosure Schedule.

3.10         Compliance with Law. To the knowledge of the Saleen Parties, Saleen Holdings is in compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities. Saleen Holdings has not been charged with and, to the knowledge of the Saleen Parties, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity. Saleen Holdings is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

3.11         Benefit Plans. The Saleen Holdings Disclosure Schedule contains a true and complete list of each Benefit Plan currently sponsored, maintained or contributed to by Saleen Holdings. Saleen Holdings’ records accurately reflect the service histories of its employees, contractors and consultants, including their hours of service, and all such data is maintained in a usable form.

3.12         Certain Service Provider Payments. Saleen Holdings is not a party to any employment, contractor or consultant agreement which could result in the payment to any current, former or future director, employee, contractor or consultant of Saleen Holdings of any money or other property or rights or accelerate or provide any other rights or benefits to any such director, employee, contractor or consultant as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” within the meaning of Section 280G of the Code, or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

3.13         Tax Returns and Tax Payments. Saleen Holdings is not subject to any liabilities or claims for Taxes, including Taxes relating to prior periods, other than those set forth or adequately reserved against in the Saleen Holdings Financial Statements or those incurred since the date of the most recent balance sheet included in the Saleen Holdings Financial Statements in the ordinary course of business. Saleen Holdings has duly filed all Tax Returns in connection with and in respect of its businesses, assets, employees, contractors and consultants, and has timely paid and discharged all amounts shown as due thereon. Saleen Holdings has made available to W270 accurate and complete copies of all of its Tax Returns for all periods, except those periods for which returns are not yet due. Other than has been disclosed, Saleen Holdings has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Entity any contract or other agreement now in effect extending the period for assessment or collection of any Taxes against it. There are no Liens for Taxes upon, pending against or threatened against, any asset of Saleen Holdings, other than Liens for Taxes not yet due and payable. Saleen Holdings is not subject to any Tax allocation or sharing agreement.

3.14         Contracts and Commitments. The Saleen Parties have made available to W270 true, correct and complete copies of each of the following Contracts to which Saleen Holdings is a party or by which any of the assets or properties of Saleen Holdings are bound (together the “Saleen Holdings Contracts”):

3.14.1    all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of Saleen Holdings;

3.14.2    all rental or use agreements, contracts, covenants or obligations which may involve the payment by or to Saleen Holdings of more than $25,000;

3.14.3    any contract, agreement, commitment or obligation to make any capital expenditures in excess of $25,000;

3.14.4    contracts, agreements, commitments or other obligations with any Person containing any provision or covenant limiting the ability of Saleen Holdings to engage in any line of business or to compete with or to obtain products or services from any Person or limiting the ability of any Person to compete with or to provide products or services to, or obtain products or services from, Saleen Holdings, or covering indemnification of another Person other than in the ordinary course of business;

3.14.5    any profit-sharing or similar contract, agreement, understanding or obligation with any Person;

3.14.6    contracts, agreements, commitments or other obligations with respect to the purchase or sale by or to Saleen Holdings of any product, equipment, facility, or similar item that by their respective terms do not expire or terminate or are not terminable by Saleen Holdings, without penalty, premium or other liability within 30 days or may involve the payment by or to Saleen Holdings of more than $25,000;

3.14.7    contracts, agreements, commitments or other obligations to provide services or facilities by or to Saleen Holdings or to or by another Person which is not terminable by Saleen Holdings within 30 days without penalty, premium or other liability or involving payment by Saleen Holdings or the other Person of more than $25,000;

3.14.8    any contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

3.14.9    any contract or agreement granting any Person a Lien on all or any part of any asset of Saleen Holdings;

3.14.10 any contract providing for the indemnification or holding harmless by Saleen Holdings of any of its stockholders, officers, directors, employees, contractors, consultants or representatives;

3.14.11 all other contracts, agreements, commitments or other obligations whether or not made in the ordinary course of business which may involve the expenditure by Saleen Holdings of funds in excess of $25,000 per commitment (or under a group of similar commitments), or are otherwise material to Saleen Holdings; or

3.14.12 all other contracts, agreements, commitments, or other obligations of any kind that involve or relate to any Saleen Holdings Stockholder, officer, director, employee, contractor or consultant of Saleen Holdings or any Affiliate or relative thereof.

The Saleen Holdings Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to Saleen Holdings and each other party to such Saleen Holdings Contracts. There are no existing defaults or breaches of Saleen Holdings under any Saleen Holdings Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the knowledge of Saleen Holdings, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Saleen Holdings Contract. Except as set forth on the Saleen Holdings Disclosure Schedule, Saleen Holdings is not participating in any discussions or negotiations regarding modification of or amendment to any Saleen Holdings Contract or entry in any new material contract applicable to Saleen Holdings or the real or personal property of Saleen Holdings. The Saleen Holdings Disclosure Schedule specifically identifies each Saleen Holdings Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated by this Agreement.

3.15         Receivables. Saleen Holdings has no receivables as reflected in the Saleen Holdings Financial Statements and no receivables have arisen subsequent to the date thereof as reflected on the books and records of Saleen Holdings. To Saleen Holdings’ knowledge, no customer or supplier of Saleen Holdings has any reasonable basis to believe that it has or would be entitled to any payment terms other than terms in the ordinary course of business, including any prior course of conduct.

3.16         Personal Property. Saleen Holdings has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet included in the Saleen Holdings Financial Statements as being owned by Saleen Holdings or acquired after the date thereof which are, individually or in the aggregate, material to Saleen Holdings’ businesses (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens. All equipment and other items of tangible personal property and assets of Saleen Holdings (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and (b) are usable in the regular and ordinary course of Saleen Holdings’ businesses.

3.17         Real Property. Saleen Holdings does not own any real property. The Saleen Holdings Disclosure Schedule sets forth all real property leases to which Saleen Holdings is a party. Saleen Holdings has a valid leasehold interest in such leased real property, and such leases are in full force and effect. The improvements and fixtures on such real property leased by Saleen Holdings are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

3.18         Intellectual Property Rights.

3.18.1    Saleen Holdings owns or has the right to use pursuant to an enforceable contract all Intellectual Property necessary or desirable to operate the Saleen Holdings businesses as currently conducted and as currently proposed to be conducted (the “Saleen Holdings Intellectual Property”). Each item of Saleen Holdings Intellectual Property owned or used immediately prior to the Closing will be owned or available for use by the applicable Surviving Corporation on identical terms and conditions immediately subsequent to the Closing. Saleen Holdings has taken all necessary and desirable action to maintain and protect each item of Saleen Holdings Intellectual Property.

3.18.2    The Saleen Parties have made available to W270 correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of any Saleen Holdings Intellectual Property. With respect to each such item of Saleen Holdings Intellectual Property:

(a)   Saleen Holdings possesses all right, title, and interest in and to the item, free and clear of any Encumbrance;

(b)  the item is not subject to any order, judgment, decree or injunction of any Governmental Entity;

(c)   no action or proceeding is pending or, to the best of the Saleen Parties’ knowledge, threatened (and to the best of the Saleen Parties’ knowledge there is no basis therefor) which challenges the enforceability, use, or ownership of the item; and

(d)  Saleen Holdings has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

3.18.3    To the best of the Saleen Parties’ knowledge, the Saleen Holdings Intellectual Property does not interfere with, infringe upon, misappropriate, or otherwise violate or come into conflict with any other Person’s Intellectual Property, and the Saleen Parties have never received any notice alleging any such interference, infringement, misappropriation, violation, or conflict (including any claim that Saleen Holdings must license or refrain from using any other Person’s Intellectual Property). No third Person has any Intellectual Property that interferes or would be likely to interfere with Saleen Holdings’ use of any Saleen Holdings Intellectual Property. The Saleen Holdings Intellectual Property will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of any other Person as a result of the continued operation by Saleen Holdings of its businesses as currently conducted and as currently proposed to be conducted.  No other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Saleen Holdings Intellectual Property.

3.18.4    The Saleen Holdings Disclosure Schedule identifies each Contract pursuant to which Saleen Holdings has granted to a third party rights under or with respect to any Saleen Holdings Intellectual Property (together with any exceptions).  Saleen Holdings has made available to W270 correct and complete copies of all Contracts with respect to such use as amended to date. With respect to the Contracts (1) related to each item of Saleen Holdings Intellectual Property, the statements in clauses (a) through (h) below are true and correct, and (2) in the Saleen Holdings Disclosure Schedule, the statements in clauses (a) through (d) below are true and correct:

(a)   the Contract is enforceable against each of the parties thereto in accordance with its terms;

(b)  the Contract will continue to be enforceable on identical terms following the consummation of the Merger;

(c)   Saleen Holdings (and no counter-party) is in breach of such Contract, and no event has occurred that with notice or lapse of time would constitute a breach thereunder;

(d)  no party to the Contract has repudiated any provision thereof;

(e)   with respect to each sublicense Contract, the representations and warranties set forth in (a) – (d) are true and correct with respect to the underlying license Contract;

(f)   the underlying item of Saleen Holdings Intellectual Property is not subject to any outstanding order, judgment, decree or injunction of any Governmental Entity;

(g)  no action or proceeding is pending or threatened (and there is no basis therefor) that challenges the enforceability of the underlying item of Intellectual Property; and

(h)  Saleen Holdings has not granted any sublicense or similar Contract with respect to the Contract.

3.18.5    Except as set forth in the Saleen Holdings Disclosure Schedule, all former and current employees, contractors and consultants of Saleen Holdings have executed written Contracts with Saleen Holdings that assign to Saleen Holdings all rights to any inventions, improvements, discoveries or information relating to Saleen Holdings’ businesses. No employee, contractor or consultant of Saleen Holdings has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee, contractor or consultant may be engaged or requires the employee, contractor or consultant to transfer, assign, or disclose information concerning his or her work to any Person other than Saleen Holdings.

3.18.6    To the Saleen Parties’ knowledge, there are no new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other Person have developed which reasonably could be expected to supersede or make obsolete any, or any planned, product or process of Saleen Holdings.

3.19         Transactions with Related Parties. Saleen Holdings is not a party to any contract, lease, license, commitment or arrangement, written or oral, which, were Saleen Holdings a “registrant” under the Exchange Act, would be required to be disclosed pursuant to Item 404(a) or (c) of Regulation S-K as promulgated by the SEC, and there are no loans outstanding to or from any Person specified in Item 404(a) of Regulation S-K from or to Saleen Holdings.

3.20         No Guaranties. None of the obligations or liabilities of Saleen Holdings incurred in connection with the operation of its businesses is guaranteed by or subject to a similar contingent obligation of any other Person. Saleen Holdings has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of Saleen Holdings or any of their Affiliates.

3.21         Licenses. Saleen Holdings owns or possesses all of the material Licenses which are necessary to enable Saleen Holdings to carry on its businesses as presently conducted. All such Licenses are valid, binding, and in full force and effect. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect any such License.

3.22         Records. The books of account, corporate records and minute books of Saleen Holdings are complete and correct in all material respects. Complete and accurate copies of all such books of account, corporate records and minute books and of the stock register of Saleen Holdings have been made available to W270.

3.23         No Brokers or Finders. Except as disclosed on the Saleen Holdings Disclosure Schedule, Saleen Holdings has not, and their Affiliates, officers, directors, employees, contractors and consultants have not, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereby.

3.24         Disclosure. Neither this Agreement, nor any Schedule or Exhibit to this Agreement, nor any other statements, documents or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.

3.25         Required Saleen Entities Vote. The affirmative vote of the holders of all of the outstanding shares of each class or series of SMS capital stock entitled to vote on the Merger, and the affirmative vote of the holders of at least 80% of each class or series of Saleen Automotive capital stock entitled to vote on the Merger, are the only votes of the holders of any class or series of Saleen Entities’ securities necessary to approve the Merger (the “Saleen Entities Stockholders’ Approval”).

3.26         Regulatory Permits. Saleen Holdings possess all certificates, authorizations and permits issued by the appropriate Governmental Agencies necessary to conduct their businesses, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (”Material Permits”), and the Saleen Parties have not received any notice of proceedings relating to the revocation or modification of any Material Permit.

4.     REPRESENTATIONS AND WARRANTIES OF W270 AND MERGERCO.

Except as set forth in the disclosure schedule delivered by W270 to the Saleen Parties at the time of execution of this Agreement and attached hereto (the “W270 Disclosure Schedule”), W270, CA MergerCo and FL MergerCo, jointly and severally, represent and warrant to the Saleen Parties as follows:

4.1            Organization, Standing and Corporate Power. W270 is validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to carry on its business as now being conducted. MergerCo is duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to carry on its business as now being conducted.

4.2            No Subsidiaries. Other than MergerCo, W270 does not currently own, directly or indirectly, any capital stock or other equities, securities or interests in any other corporation or in any limited liability company, partnership, joint venture or other association.

4.3            Capital Structure.

4.3.1       The authorized capital stock of W270 consists of 100,000,000 shares of W270 Common Stock, of which, 8,000,000 shares are issued and outstanding as of the date of this Agreement and 1,000,000 shares of W270 Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. Prior to the Closing Date, 896,000 shares of W270 Preferred Stock shall be designated W270 Super Voting Preferred Stock, none of which shall be issued and outstanding. All outstanding shares of capital stock of W270 are duly authorized, validly issued, fully paid and nonassessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. Immediately prior to the Closing, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of W270 having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of W270 Common Stock may vote. Except as set forth on the W270 Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which W270 is a party or by which W270 is bound obligating W270 to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of W270 or obligating W270 to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of W270 or obligating W270 to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of W270 to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of W270. Except as set forth on the W270 Disclosure Schedule and except for the transaction documents executed in connection with the Capital Raise (including, but not limited to the Securities Purchase Agreement), there are no agreements or arrangements pursuant to which W270 is or could be required to register shares of W270 Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any holder of W270 securities with respect to securities of W270. Upon the Closing, and giving effect to the Capital Raise, W270’s capital structure shall be as described on Exhibit K hereto.

4.3.2       The authorized capital stock of each of CA MergerCo and Fl MergerCo consists of one thousand (1,000) shares of common stock, one hundred (100) of which are issued and outstanding as of the date of this Agreement and held by W270. All outstanding shares of capital stock of each of CA MergerCo and Fl MergerCo are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of each of CA MergerCo and Fl MergerCo having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of each of CA MergerCo and Fl MergerCo common stock, as applicable, may vote. Other than as provided in this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which either of CA MergerCo or Fl MergerCo is a party or by which either of CA MergerCo or Fl MergerCo is bound obligating either of CA MergerCo or Fl MergerCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of either of CA MergerCo or Fl MergerCo, as applicable, or obligating either of CA MergerCo or Fl MergerCo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of either of CA MergerCo or FL MergerCo or obligating either of CA MergerCo or Fl MergerCo to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

4.4            Authority. Each of W270, CA MergerCo and FL MergerCo has the requisite corporate and other power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of W270, CA MergerCo and FL MergerCo and the consummation by W270, CA MergerCo and FL MergerCo of the transactions contemplated hereby have been duly authorized by the board of directors of each of W270, CA MergerCo and FL MergerCo and by W270 as the sole stockholder of each of CA MergerCo and FL MergerCo; and no other corporate proceedings on the part of W270, CA MergerCo or FL MergerCo are necessary to authorize the execution, delivery and performance of this Agreement by W270, CA MergerCo and FL MergerCo and the consummation by W270, CA MergerCo and FL MergerCo of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of W270, CA MergerCo and FL MergerCo and constitutes a valid and binding obligation of each of W270, CA MergerCo and FL MergerCo, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.5            Non-Contravention. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of W270, CA MergerCo or FL MergerCo under, (i) the articles of incorporation or bylaws of W270, CA MergerCo or FL MergerCo, as applicable, as amended to date, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to W270, CA MergerCo or FL MergerCo, their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to W270, CA MergerCo or FL MergerCo, their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not have either a Material Adverse Effect on W270, CA MergerCo or FL MergerCo or could not prevent, hinder or delay the ability of W270, CA MergerCo or FL MergerCo to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to W270, CA MergerCo or FL MergerCo in connection with the execution and delivery of this Agreement by W270, CA MergerCo or FL MergerCo or the consummation by W270, CA MergerCo and FL MergerCo of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of an Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority, the filing of the Transaction 8-K, 14f-1 Information Statement, 14c Information Statement and other appropriate documents with the SEC, the filing of the CA Articles of Merger, the FL Articles of Merger and other appropriate merger documents required by the CGCL and the FBCA, as applicable, with the relevant authorities of the states of California and Florida, as applicable.

4.6            SEC Documents; Undisclosed Liabilities.

4.6.1       For all periods subsequent to December 31, 2012, W270 has filed all reports, schedules, forms, statements and other documents as required by the SEC in a timely basis (or has received a valid extension of such time of filing and has filed any such reports or other documents prior to the expiration of any such extension), and W270 has delivered or made available to the Saleen Parties all reports, schedules, forms, statements and other documents filed with or furnished to the SEC during such period (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “W270 SEC Documents”). As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date hereof, then as of the date of such amendment, supplement or superseding filing) the W270 SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such W270 SEC Documents, and none of the W270 SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of W270 included in such W270 SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), have been reviewed by an independent accountant registered with the Public Company Accounting Oversight Board and fairly and accurately present the consolidated financial position of W270 as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by W270’s independent accountants, which are not expected to have a material adverse effect on W270 and its business).

4.6.2       Except as set forth in the W270 SEC Documents, at the date of the most recent financial statements of W270 included in the W270 SEC Documents, W270 did not have, and since such date W270 has not incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities and obligations that have been incurred since the date of the most recent balance sheet included in the W270 Financial Statements in the ordinary course of business and are not (singly or in the aggregate) material to W270’s business, all of which are listed on the W270 Disclosure Schedule.

4.6.3       The W270 SEC Documents include all certifications and statements required of it, if any, by (a) Rule 13a-14 or 15d-14 under the Exchange Act, and (b) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002), and each of such certifications and statements contain no qualifications or exceptions to the matters certified therein other than a knowledge qualification, permitted under such provision, and have not been modified or withdrawn and neither W270 nor any of its officers has received any notice from the SEC or any other Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications or statements.

4.6.4       W270 is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002, and the provisions of the Exchange Act and the Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to W270.

4.7            Interested Party Transactions Except as set forth in the W270 Disclosure Schedule or in W270’s SEC Documents, no employee, contractor, consultant, officer, director or stockholder of W270 or a member of his or her immediate family is indebted to W270, nor is W270 indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of W270, and (c) for other employee benefits made generally available to all employees, contractors and consultants. To W270’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom W270 is affiliated or with whom W270 has a material contractual relationship, or any Person that competes with W270. To W270’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with W270 (other than such contracts as relate to any such individual ownership of capital stock or other securities of W270).

4.8            Indebtedness; W270 Assets. Immediately prior to the Closing, W270 will have no indebtedness for borrowed money. Immediately prior to the Closing, W270 will have no assets, except for cash reserves earmarked for the payment of certain accounts payable and accrued expenses of W270 with respect to the period prior to Closing which remain unpaid.

4.9            Over-the-Counter Bulletin Board Quotation. W270 Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to W270’s knowledge, threatened against W270 by NASDAQ or FINRA with respect to any intention by such entities to prohibit or terminate the quotation of W270 Common Stock on the OTC BB.

4.10         Compliance with Law. To the knowledge of W270, W270 is in compliance in all material respects with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities. W270 has not been charged with and, to the knowledge of W270, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity. W270 is not a party to or bound by any order, judgment, decree or injunction of any Governmental Entity.

4.11         Records. The books of accounts, corporate records and minute books of W270, CA MergerCo and FL MergerCo are complete and correct in all material respects. Complete and accurate copies of all such books of account, corporate records and minute books of W270, CA MergerCo and FL MergerCo have been provided to the Saleen Parties.

4.12         MergerCo. Each of CA MergerCo and FL MergerCo has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, each of CA MergerCo and FL MergerCo has not conducted any business activities and does not have any material liabilities.

4.13         No Brokers or Finders. Neither W270, CA MergerCo, FL MergerCo, nor their respective Affiliates, officers, directors, employees, contractors or consultants have, employed any broker or finder or incurred any liability for any brokerage or finder’s fee or commissions or similar payment in connection with any of the transactions contemplated hereby.

4.14         Board Recommendation. The Board of Directors of W270 has unanimously determined that the terms of the Merger are fair to and in the best interests of the stockholders of W270 and no vote of the holders of shares of W270 Common Stock or any other W270 security holder is necessary to approve the Merger.

4.15         Legal Proceedings. There is no suit, action, claim, arbitration, proceeding or investigation pending or, to the knowledge of W270, threatened against, relating to or involving W270, or real or personal property of W270, before any Governmental Entity or other third party. To the knowledge of W270, there is no basis for any such suit, action, proceeding or investigation.

4.16         Contracts and Commitments. All material Contracts to which W270 is a party or by which any of its assets or properties are bound have been disclosed in the W270 SEC Documents (together the “W270 Contracts”). True and correct of all W270 Contracts are available in the W270 SEC Documents, subject to the removal of any schedules, exhibits and similar items not required to be filed with the SEC. To the knowledge of W270, the W270 Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to W270 and each other party to such W270 Contracts. There are no existing defaults or breaches of W270 under any W270 Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the knowledge of W270, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any W270 Contract. Except as set forth on the W270 Disclosure Schedule, W270 is not participating in any discussions or negotiations regarding modification of or amendment to any W270 Contract or entry in any new material contract applicable to W270 or the real or personal property of W270. The W270 Disclosure Schedule specifically identifies each W270 Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated by this Agreement.

4.17         Title to Property. W270 does not own or lease any real property or personal property. There are no options or other contracts under which W270 has a right or obligation to acquire or lease any interest in real property or personal property.

4.18         Intellectual Property Rights. W270 does not own, license or otherwise have any right, title or interest in any Intellectual Property.

4.19         Insurance. W270 does not maintain any insurance policies.

4.20         Benefit Plans. W270 does not currently sponsor, maintain or contribute to any Benefit Plan or “employee benefit plan” as defined in Section 3(3) of ERISA.

5.     Covenants Relating to Conduct of Business Prior to Merger.

5.1            Conduct of Saleen Holdings, W270, CA MergerCo and FL MergerCo. Except as expressly permitted by this Agreement, between the date of this Agreement and the Effective Time, each of W270 and Saleen Holdings shall conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, and use all its reasonable efforts to preserve intact its present business organization and employees, contractors and consultants and to preserve the goodwill of Persons with which it has business relations. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, between the date of this Agreement and the Effective Time, (i) each of W270 and Saleen Holdings shall pay accounts payable and pay and perform other obligations of its business when they become due and payable in the ordinary course of business consistent with past practice, or when required to be performed, as the case may be, and (ii) each of W270, CA MergerCo, FL MergerCo and Saleen Holdings shall (unless otherwise mutually agreed to in writing):

5.1.1       not amend or alter its articles of incorporation, bylaws, or similar charter documents, except as required by the W270 Reorganization (and in accordance with the terms outlined on Exhibit B-1);

5.1.2       not engage in any transaction, except in the normal and ordinary course of business except for (a) those transactions contemplated by the Capital Raise, or (b) the W270 Reorganization, or create or suffer to exist any Lien or other encumbrance upon any of its assets or which will not be discharged in full prior to the Effective Time;

5.1.3       not sell, exchange, lease, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

5.1.4       not (a) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital shares, other than the dividend set forth in Section 6.15 (b) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (c) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (d) directly or indirectly redeem, repurchase or otherwise acquire any capital shares or any option with respect thereto, except for repurchases in connection with an existing option plan or warrant agreement that result from a participant’s use of such Party’s Common Stock to exercise options or warrants or pay withholding taxes in connection with such exercise;

5.1.5       not sell, issue, grant or authorize the issuance or grant of any capital stock, other security (including the sale, transfer or grant of any treasury shares) or any obligation convertible or exchangeable for capital stock or any other security;

5.1.6       not fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees, contractors and consultants (except as expressly provided herein) and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

5.1.7       not organize any Subsidiary or acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

5.1.8       with respect to Saleen Holdings, not enter into any instrument which would constitute a Saleen Holdings Contract, as applicable, or enter into any material amendment, supplement or waiver in respect of any Saleen Holdings Contract, in each case except in the ordinary course of business consistent with past practice and except for contracts, agreements and instruments entered into or executed in connection with the Capital Raise;

5.1.9       with respect to W270, not enter into any instrument which would constitute a W270 Contract, as applicable, or enter into any material amendment, supplement or waiver in respect of any W270 Contract, in each case except in the ordinary course of business consistent with past practice and except for contracts, agreements and instruments entered into or executed in connection with the Capital Raise or in connection with the W270 Reorganization;

5.1.10    not incur any severance pay obligation by reason of this Agreement or the transactions contemplated hereby;

5.1.11    not grant or extend any power of attorney other than in the ordinary course of business which does not affect a material part of its business;

5.1.12    keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

5.1.13    not make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP;

5.1.14    promptly advise each other Party in writing of any Material Adverse Effect with respect to it;

5.1.15    not agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing;

5.1.16    not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, by licensing or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the purchase of assets from suppliers or vendors in the ordinary course of business; or

5.1.17    not make any expenditure or enter into any commitment or transaction exceeding $25,000 other than purchases in the ordinary course of business consistent with past practices.

5.2            Advice of Changes. Each Party, as applicable, shall promptly advise the other Parties in writing of (a) any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Saleen Parties contained in Section 3 or W270, CA MergerCo or FL MergerCo contained in Section 4 untrue or inaccurate such that the conditions set forth in Sections 7.2 or 7.3 would not be satisfied, (b) any breach of any covenant or obligation of the Saleen Parties, W270, CA MergerCo or FL MergerCo pursuant to this Agreement such that the condition set forth in Sections 7.2 or 7.3 would not be satisfied, (c) any Material Adverse Effect on Saleen Holdings or W270, or (d) any change, event, circumstance, condition or effect that would reasonably be expected to result in a Material Adverse Effect on Saleen Holdings or W270 or cause any of the conditions set forth in Sections 7.2 or 7.3 not to be satisfied, provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not be deemed to amend or supplement the Saleen Holdings Disclosure Schedule or the W270 Disclosure Schedule.

6.     Additional Agreements.

6.1            Board of Directors of W270. At Closing, the current board of directors of W270 shall deliver duly adopted resolutions to: (a) set the size of W270’s board of directors to five (5) members effective as of the Closing; (b) appoint (i) Steve Saleen; (ii) Robert Miranda and (iii) Jonathan Michaels to serve as directors of W270; and (c) accept the resignations of the current officers of W270 and the directors of W270 effective as of the Closing. The two independent “Joint Directors” shall be appointed within 180 days following the Closing Date as provided in the Voting Agreement. At Closing, the current officers of W270 and the directors of W270 shall deliver their resignations, as appropriate, as officers and directors of W270 to be effective upon the Closing (the “Resignations”). Prior to Closing, the Saleen Parties and W-Net shall deliver or cause to be delivered to W270 completed and signed director and officer questionnaires (“Questionnaires”) for board members appointed by the Saleen Parties and the investors participating in the Capital Raise following Closing. The foregoing designations of the board of directors (and the officers to be appointed following the Closing) shall be subject to W270’s receipt of the completed and signed Questionnaires (“D&O Information”).

6.2            Schedule 14f-1 Information Statement. W270 shall prepare the information statement required by Rule 14f-1 promulgated under the Exchange Act (“14f-1 Information Statement”) in connection with the change of control to be effectuated by the appointment of new officers and directors at Closing, and, at least 10 days prior to Closing, W270 shall file the 14f-1 Information Statement with the SEC and mail the same to each of W270’s stockholders.

6.3         Transaction Form 8-K. At least 5 days prior to Closing, the Parties shall prepare the Form 8-K announcing the Closing, which shall include all information required by such form, including the information required by Form 10 with respect to the Parties, any other information required in connection with W270 ceasing to be a shell company as a result of the transactions contemplated by this Agreement, the Saleen Holdings Financial Statements and the Pro Forma Financial Statements (as defined below) (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to W270 and in a format acceptable for EDGAR filing. Prior to Closing, the Parties shall prepare the press release announcing the consummation of the transactions contemplated by this Agreement(“Press Release”). At the Closing, W270 shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

6.4            Pro Forma Consolidated Financial Statements. At least 10 days prior to the Closing, the Saleen Parties shall deliver to W270 pro forma consolidated financial statements for Saleen Holdings and W270 giving effect to the transactions contemplated by this Agreement, for such periods as required by the SEC to be included in the Transaction Form 8-K or any other report or form required to be filed with the SEC at or after Closing with respect to the transactions contemplated by this Agreement, all prepared in all material respects with the published rules and regulations of the SEC and in accordance with GAAP applied on a consistent basis throughout the periods involved (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements shall have been reviewed by an independent accountant registered with the Public Company Accounting Oversight Board retained by W270 and shall be in a format acceptable for inclusion on the Transaction 8-K.

6.5            Required Information. In connection with the preparation of the Issuer Company-Related Action Notification Form, the Transaction Form 8-K, the 14c Information Statement, the 14f-1 Information Statement and the Press Release, and for such other reasonable purposes, each Party shall, upon request by the other, furnish the other with all information concerning themselves, their respective subsidiaries, directors, officers, managers, managing members, stockholders and members (including the directors of W270 to be elected effective as of the Closing pursuant to Section 6.1 hereof and any officers appointed by such directors thereafter) and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of each Party to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. Each Party warrants and represents to the other Parties that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.6            Confidentiality; Access to Information.

6.6.1       Confidentiality. Any confidentiality agreement or letter of intent previously executed by the Parties shall be superseded in its entirety by the provisions of this Agreement. Each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (a) information which was known to the a Party or its agents prior to receipt from the another Party; (b) information which is or becomes generally known; (c) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (d) disclosure required by law. In the event this Agreement is terminated as provided in Section 8 hereof, each Party will return or cause to be returned to the others all documents and other material obtained from such other Party in connection with the transactions contemplated by this Agreement.

6.6.2	Access to Information.

(a)             The Saleen Parties will afford W270 and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Saleen Holdings during the period prior to the Closing to obtain all information concerning the businesses, including the status of product development efforts, properties, results of operations and personnel of Saleen Holdings, as W270 may reasonably request. No information or knowledge obtained by W270 in any investigation pursuant to this Section 6.6.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement.

(b)            W270 will afford the Saleen Parties and their financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of W270 during the period prior to the Closing to obtain all information concerning the business of W270, as the Saleen Parties may reasonably request. No information or knowledge obtained by the Saleen Parties in any investigation pursuant to this Section 6.6.2 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement.

6.7            No Solicitation. Other than with respect to the transactions contemplated by this Agreement, each Party agrees that neither such Party nor any of its officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and other representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation or similar transaction involving them, (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of all or substantially all of the assets or equity securities of them, taken as a whole, in a single transaction or series of related transactions or (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of W270 Common Stock (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Each Party further agrees that neither such Party nor any of its officers, directors, managers, or managing members shall, and that they shall direct and use their reasonable best efforts to cause their agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Each Party agrees that such Party will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each Party agrees that such Party will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.7.

6.8            Public Disclosure. Except to the extent previously disclosed or to the extent the Parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no Party shall issue any statement or communication to the public regarding the transactions contemplated by this Agreement without the consent of the other Parties, which consent shall not be unreasonably withheld. To the extent a Party hereto believes it is required by law or regulation to make disclosure regarding the transactions contemplated by this Agreement, it shall, if possible, immediately notify the other Parties prior to such disclosure. Notwithstanding the foregoing, the Parties hereto agree that W270 will prepare and file the Transaction Form 8-K pursuant to the Exchange Act reasonably acceptable to each Party to report the execution of this Agreement and that any Party hereto may file any reports as required by the Exchange Act including, without limitation, any reports on Schedule 13D.

6.9            Reasonable Efforts; Notification.

6.9.1       Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 7 to be satisfied, (b) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, notices and filings (including registrations, declarations, notices and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (e) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, each Party, and its respective board of directors, officers and stockholders shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use their commercially reasonable efforts to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require any of the Parties to agree to any divestiture by itself or any of its Affiliates of shares of capital stock, membership interests or ownership interest or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

6.9.2       The Saleen Parties shall give prompt notice to W270 upon becoming aware that any representation or warranty made by them contained in this Agreement has become untrue or inaccurate, or of any failure of the Saleen Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement, in each case, such that the conditions set forth in Section 7 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.9.3       W270 shall give prompt notice to the Saleen Parties upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of W270 to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7 would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

6.10         Treatment as a Reorganization. Consistent with the intent of the Parties hereto, each of the Saleen Parties and W270 shall treat, and cause its Affiliates to so treat, the Merger as a reorganization under Section 368(a) of the Code with respect to all Tax Returns, to the extent consistent with law.

6.11         Absence of Material Liabilities; Merger Expenses. Immediately prior to Closing, W270 shall have no liabilities or obligations requiring the payment of monies, other than obligations under or with respect to: (i) any agreement with its transfer agent, (ii) W270 Contracts disclosed under Section 4.16 hereto, and (iii) accounts payable and accrued expenses of W270 with respect to the period between November 30, 2012 and the Closing (collectively, the “Pre-Closing Cash Obligations”). Upon the closing of the Capital Raise, to the extent not satisfied by W270 prior to the Closing, the Pre-Closing Cash Obligations will be paid as follows:

6.11.1    The Saleen Parties accept, and agree to pay, or to cause W270 to pay to stockholders of record of W270 as of the date of this Agreement, subject to the Closing, a dividend of $280,000, and W270 shall pay such dividend within 10 business days after the Closing Date;

6.11.2    W270 will be responsible for all legal fees incurred by W270 in connection with this Agreement and the transactions contemplated hereunder, the 14f-1 Information Statement and the Transaction 8-K, which fees will be payable in full upon the closing of the Capital Raise from the proceeds thereof, up to a maximum of $100,000;

6.11.3    The Saleen Parties will be responsible for all auditor’s fees payable to the Weinberg & Company, P.A. in respect of the audit of Saleen Holdings performed to prepare the Saleen Holdings Financial Statements in connection with this Agreement and the Transaction 8-K, which fees will be payable in full upon the closing of the Capital Raise from the proceeds thereof, up to a maximum of $50,000;

6.11.4    The Saleen Parties will be responsible for all of their own legal fees in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereunder as well as the Capital Raise;

6.11.5    W270 will be responsible for all of its own legal fees in connection with intellectual property due diligence conducted in connection with Saleen Holdings and the transactions contemplated under this Agreement; and

6.11.6    All legal fees incurred by W270 and the investors participating in the Capital Raise in connection with the Capital Raise will be paid in full by W270 upon the closing of the Capital Raise from the proceeds thereof, up to a maximum of $35,000, and

6.11.7    Except as expressly provided above, each Party will be responsible for its own expenses and costs.

6.12         Business Records. At Closing, W270 shall cause to be delivered to the Parties all records and documents relating to W270, which W270 possesses, including, without limitation, books, records, government filings, Returns, charter documents, corporate records, stock records, consent decrees, orders, and correspondence, director and stockholder minutes and resolutions, stock ownership records, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with W270.

6.13         Saleen Holdings Stockholder Approval. The Saleen Parties shall, as promptly as practicable, duly submit this Agreement and the transactions contemplated by this Agreement to the Saleen Entities Stockholders for approval and adoption. In connection with the Merger, this Agreement and the other transactions contemplated hereby, the board of directors of each Saleen Entity shall (i) recommend to the Saleen Entities Stockholders, as applicable, that they consent to, and use all commercially reasonable efforts to obtain the approvals by the Saleen Entities Stockholders to, the Merger, this Agreement and the other transactions contemplated hereby, and (ii) otherwise comply with all requirements of applicable law and Saleen Entities’ articles of incorporation and bylaws, as applicable, as amended to date, in connection with obtaining the Saleen Entities Stockholders’ Approval. The Saleen Parties shall prepare and distribute to the Saleen Entities Stockholders a disclosure statement compliant with applicable federal and state laws in connection with the solicitation of consents to obtain the Saleen Entities Stockholders’ Approval, and shall provide W270 a reasonable period of time to review such disclosure statement prior to the delivery of such disclosure statement to the Saleen Entities Stockholders.

6.14         Information Statement. As soon as practicable after the date of this Agreement, and in no event later than 5 business days prior to the Closing, W270 shall prepare and deliver to the Saleen Parties, an information statement pursuant to Rule 14(c) promulgated under Section 14A of the Exchange Act (together with any amendments or supplements thereto, the “14c Information Statement”) in connection with the approval and adoption of the following matters (the “Stockholder Matters”):

6.14.1    To approve a 1 for 2.63837 reverse stock split with special treatment for certain of W270’s stockholders to preserve round lot stockholders; and

6.14.2    All such other actions as shall be necessary or desirable in connection with or related to the foregoing actions in Section 6.14.1 above.

(a)             The 14c Information Statement shall comply as to form and substance in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Saleen Parties shall provide such information as may be necessary or required, in the reasonable determination of counsel to the Saleen Parties and W270, for W270 to prepare and deliver the 14c Information Statement.

(b)            As soon as practicable following the Closing, W270 shall obtain the written consent of each party to the Voting Agreement approving the Stockholder Matters, such consent to be effective 20 days following the filing of the definitive 14c Information Statement with the SEC. Upon receipt of such written consent, W270 will file the Information Statement with the SEC and shall cause such Information Statement to become definitive and to be mailed to the holders of W270’s securities entitled to vote at a meeting of stockholders.

(c)             In the event the 14c Information Statement is reviewed by the SEC, W270 shall respond promptly to any comments of the SEC or its staff with respect to the 14c Information Statement and use its commercially reasonable efforts to have the 14c Information Statement cleared by the SEC as soon as practicable after its filing, provided, however, in the event that the substance of any review by the SEC involves inquires with respect to information, filings, reports, financial statements or other circumstances of W270 occurring, reported or filed prior to the Closing (the “Pre-Closing Period”), Verdad and W-Net shall, upon request of the Saleen Parties and W270, use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Saleen Parties and W270 in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the 14c Information Statement, including, without limitation, providing such information, addressing such comments, and otherwise resolving such matters as may relate to the Pre-Closing Period and any SEC comments relating thereto or any SEC inquiry thereof.

6.15         W270 Dividend. The Parties acknowledge that W270 has declared for stockholders of record of W270 Common Stock as of the date of this Agreement, subject to the Closing of the transactions contemplated under this Agreement, a per share dividend of $0.035 in cash. W270 shall pay and issue such dividend within 10 business days after the Closing Date.

7.     Conditions Precedent.

7.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

7.1.1       No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

7.1.2       Directors and Officers Liability Insurance. W270 shall have obtained a directors and officers’ liability insurance policy covering its officers and directors providing at least $1,000,000 of coverage which shall include former officers and directors.

7.1.3       Voting Agreement. Saleen, Verdad and W-Net shall have executed and delivered the Voting Agreement by and among them, in the form attached hereto as Exhibit I.

7.2            Conditions to Obligations of W270. The obligations of W270 to effect the Merger are further subject to the following conditions:

7.2.1       Representations and Warranties. The representations and warranties of the Saleen Parties set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.2.2       Performance of Obligations of the Saleen Parties. The Saleen Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

7.2.3       No Material Adverse Effect. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Saleen Holdings.

7.2.4       Consents, etc. W270 shall have received evidence, in form and substance reasonably satisfactory to it, that such Licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

7.2.5       Stockholder Approval. The Saleen Entities Stockholders’ Approval shall have been obtained.

7.2.6       No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.2.7       Diligence. W270 shall have satisfactorily completed its due diligence review of Saleen Holdings.

7.2.8       Audited Financial Statements. The Saleen Parties shall have delivered final approval of the Saleen Holdings Financial Statements from Weinberg & Company, P.A.

7.2.9       D&O Information. The Saleen Parties shall have caused the director nominees to deliver the Questionnaires in a timely manner, and the D&O Information shall be acceptable to W270.

7.2.10    Legal Opinion. W270 shall have received the legal opinion of counsel to the Saleen Parties, in substantially the form of Exhibit F hereto.

7.2.11    Capital Raise. W270 shall have received a signed purchase agreement acceptable to W270 pursuant to which accredited investors will purchase senior convertible promissory notes and warrants to purchase shares of W270 Common Stock, in a private placement offering exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder and otherwise pursuant to the terms outlined on Exhibit A-1 (“Capital Raise”), representing gross proceeds of not less than $3,000,000, with such gross proceeds having been fully funded into an escrow account established for the Capital Raise the release of which to W270 is conditioned only upon the Closing of the Merger and subject to the conditions of Section 6.11 hereof. The purchase agreement executed and delivered in connection with the Capital Raise shall be substantially in the form attached hereto as Exhibit A-2 (the “Securities Purchase Agreement”), and all other agreements, documents and instruments contemplated by the Securities Purchase Agreement shall have been executed and delivered, as provided therein.

7.2.12    Officer’s Certificate. W270 shall have received an officer’s certificate, substantially in the form of Exhibit D, duly executed on each Saleen Party’s behalf.

7.2.13    Secretary’s Certificate. W270 shall have received a Secretary’s certificate, substantially in the form of Exhibit E, duly executed on each Saleen Party’s behalf.

7.3            Conditions to Obligation of the Saleen Parties. The obligation of the Saleen Parties to effect the Merger is further subject to the following conditions:

7.3.1       Representations and Warranties. The representations and warranties of W270 set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless made as of another date, in which case they shall be true and correct in all material respects as of such date.

7.3.2       Due Diligence Items. W270 shall have provided to the Saleen Parties copies of all agreements and documents requested by the Saleen Parties before the Closing, including, without limitation, copies of material agreements previously filed as exhibits to reports and documents filed with, or furnished to, the SEC and satisfactory evidence of termination of all such material agreements filed with, or furnished to, the SEC.

7.3.3       Performance of Obligations of W270. W270 shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

7.3.4       No Material Adverse Effect. Since the date hereof there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on W270.

7.3.5       Consents, etc. The Saleen Parties shall have received evidence, in form and substance reasonably satisfactory to it, that such Licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

7.3.6       No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the consummation of the Merger.

7.3.7       Resignations. W270 shall deliver to the Saleen Parties the Resignations, as required by Section 6.1.

7.3.8       Capital Raise. The Saleen Parties shall have received a signed purchase agreement acceptable to the Saleen Parties pursuant to which accredited investors will purchase senior convertible promissory notes and warrants to purchase shares of W270 Common Stock in the Capital Raise, representing gross proceeds of not less than $3,000,000, with such gross proceeds having been fully funded into an escrow account established for the Capital Raise the release of which to W270 is conditioned only upon the Closing of the Merger and subject to the conditions of Section 6.11 hereof. The Securities Purchase Agreement and all other agreements, documents and instruments contemplated by the Securities Purchase Agreement shall have been executed and delivered, as provided therein.

7.3.9       W270 Reorganization. The W270 Reorganization shall have been consummated pursuant to the terms outlined on Exhibit B-1 hereto.

7.3.10    Officer’s Certificate. The Saleen Parties shall have received an officer’s certificate, substantially in the form of Exhibit G, duly executed on W270’s behalf.

7.3.11    Secretary’s Certificate. The Saleen Parties shall have received a Secretary’s certificate, substantially in the form of Exhibit H, duly executed on W270’s behalf.

8.     Termination.

8.1            Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

8.1.1       by mutual written consent of W270 and the Saleen Parties;

8.1.2       by either W270 or the Saleen Parties if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

8.1.3       by either W270 or the Saleen Parties if the Merger shall not have been consummated on or before June 30, 2013 (other than as a result of the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

8.1.4       by W270, if a Material Adverse Effect shall have occurred relative to Saleen Holdings;

8.1.5       by W270, if the Saleen Parties materially breach any of their representations and warranties contained in this Agreement or willfully fail to perform in any material respect any of their material obligations under this Agreement, which failure or breach is not cured (if capable of cure) within 10 days after W270 has notified the Saleen Parties of its intent to terminate this Agreement pursuant to this Section 8.1.5;

8.1.6       by W270, if the Saleen Entities Stockholders' Approval is not obtained;

8.1.7       by the Saleen Parties, if a Material Adverse Effect shall have occurred relative to W270; and

8.1.8       by the Saleen Parties, if W270 materially breaches any of its representations and warranties contained in this Agreement or willfully fails to perform in any material respect any of its material obligations under this Agreement, in each case, which failure or breach is not cured (if capable of cure) within 10 days after the Saleen Parties have notified W270 of their intent to terminate this Agreement pursuant to this Section 8.1.8.

8.2            Effect of Termination. In the event of termination of this Agreement by either the Saleen Parties or W270 as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of W270, the Saleen Parties, W-Net or Verdad (except as contemplated below), other than the provisions of Section 6.6.1, Section 8.3, Section 10 and this Section 8.2. In the event the Closing has not occurred and this Agreement has been terminated pursuant to Section 8.1.2, 8.1.3, 8.1.4, 8.1.5, or 8.1.6, (i) the Saleen Parties shall pay W270 $30,000 which is payable within 5 days after such termination, and (ii) to the extent that Saleen Holdings consummates a debt or equity financing (in one or a series of transactions) with aggregate gross proceeds equal to or exceeding $500,000 within 6 months following the termination of this Agreement, then notwithstanding the provisions of Section 6.11 and in lieu of any obligations of any party contained therein, the Saleen Parties shall reimburse Verdad, W-Net and W270, as applicable, for any actual costs and expenses (including but not limited to, the fees of attorneys, financial advisors, placement agents, brokerage or finder’s fees and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement in an aggregate amount not to exceed $150,000.

8.3            Return of Documents. In the event of termination of this Agreement for any reason, W270 and the Saleen Parties will return to the other Parties, as applicable, all of the other Parties’ documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. W270 and the Saleen Parties will not use any information so obtained from the other Parties, as applicable, for any purpose and will take all reasonable steps to have such other Parties’ information kept confidential.

9.     POST-CLOSING COVENANTS.

9.1            The Saleen Parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, W270 would not enter into this Agreement.  The Saleen Parties acknowledge and agree that the failure by W270 or the Saleen Parties to satisfy, perform and comply with the covenants set forth in this Section 9.1 (“Post-Closing Covenants”) following the Closing will have a material adverse effect on W270, Verdad, and W-Net and the investment of the participants in the Capital Raise.  During the period beginning upon the Closing and ending on the first anniversary of the Closing, the Saleen Parties agree to satisfy, perform and comply with, and the Saleen Parties agree to cause W270 to satisfy, perform, and comply with, the following agreements and covenants:

9.1.1       Remain a Section 12(g) reporting company in compliance with and current in its reporting requirements under the Exchange Act, and remain quoted on, at a minimum, the OTC BB;

9.1.2       (a) Certify in writing to any person holding restricted shares of W270 Common Stock as of the date of this Agreement (or having obtained such shares in or by virtue of the Capital Raise) that W270 has filed all of the reports required to be filed by it under the Exchange Act to enable such person to sell such shares under Rule 144 or Rule 145 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof) (“Rule 144 or 145”), as may be applicable in the circumstances, or will inform such person in writing that it has not filed any such report or reports, upon being informed in writing by such person of its intent to sell any such shares under Rule 144 or 145, (b) if any certificate representing any restricted shares of W270 Common Stock is presented to W270’s transfer agent for registration of transfer in connection with any sale theretofore made or to be made under Rule 144 or 145, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by an opinion of counsel satisfactory to W270 and its counsel that such transfer has complied with the requirements of Rule 144 or 145 (“Opinion”), as the case may be, and is not restricted by any applicable state securities law requirement, promptly instruct the Transfer Agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144 or 145, as the case may be, and state securities law requirements, free of any stop transfer order or restrictive legend, and (c) in the event W270’s counsel is unwilling or unable to issue such Opinion, W270 hereby agrees to accept, and shall instruct its counsel to accept, an Opinion of Stubbs Alderton & Markiles, LLP or such other reasonable counsel selected by Verdad or W-Net, and W270 and its counsel shall hereby authorize the transfer agent to accept the Opinion of Stubbs Alderton & Markiles, LLP (or such other reasonable counsel selected by Verdad or W-Net) for such purposes (“Transfer Agent Authorization”), which Transfer Agent Authorization shall be delivered to the transfer agent prior to Closing, or at such other time requested by Verdad or W-Net, with a copy to Verdad and W-Net;

9.1.3       Respond in a timely manner, and to the satisfaction of the SEC, to any review or inquiry by the SEC to the Transaction Form 8-K.

9.1.4       Comply with the terms and conditions of the Voting Agreement.

9.1.5       Hold meetings of W270’s board of directors at least once each fiscal quarter; and schedule regular meetings for the audit and compensation committees, with advance notice to all directors, and insure that such committee meetings are properly held as scheduled.

9.1.6       File within the statutory time limits any required filings or notifications with the SEC, FINRA and any other federal, state, foreign government or regulatory agency including any agency or organization with jurisdiction over any exchange on which W270’s securities are listed or quoted.

9.1.7       Engage certified public accountants that are at all times registered with the PCAOB and, in the event W270’s certified public accountants resign or are terminated for any reason, W270 shall promptly engage a new certified public accountant registered with the PCAOB.

9.1.8       Add independent directors, create audit, compensation and other committees, and comply with the provisions of the Sarbanes-Oxley Act of 2002, and take such other actions as required by applicable laws and regulations regarding corporate governance.

9.1.9       Adopt proper disclosure, insider trading and code of ethics policies to the extent required by law or applicable regulation.

9.1.10    Pay, when due, all transfer agent fees, listing fees and any other fees the non-payment of which may adversely effect compliance with applicable laws and regulations (including securities laws and regulations) or the listing or quotation of W270’s securities.

9.1.11    File all tax returns of any kind in a timely manner, and pay, when due, all tax obligations of any kind or nature.

9.1.12    Not later than 30 days following the Closing, engage an investor relations firm reasonably acceptable to Verdad and W-Net to provide customary services to W270 following the Closing at a cost of no more than $20,000 for the first 3 months and $5,000 per month thereafter.

9.2            Other Provisions.  Notwithstanding anything contained herein to the contrary, the provisions of this Section 9 and of Section 6.11 shall survive (and not be affected in any respect by) the Closing.

10.  SURVIVAL.

Except (i) as specifically set forth in provisions contained herein which contemplate the performance of any agreement or covenant by any Party hereto after the Closing, (ii) with respect to the representations and warranties set forth in Sections 3 and 4 which, solely for purposes of the indemnification provisions of Section 6.11, shall survive for a period of 6 months, (iii) the obligations of all parties pursuant to Section 2.9, and (iv) the obligations of all parties pursuant to Section 6.11, which such obligations shall survive for a period of 6 months, all representations, warranties, agreements and covenants contained in or made pursuant to this Agreement by any Party hereto or contained in any Schedule hereto shall not survive the Closing, and no claims made by virtue of such representations, warranties, agreements and covenants shall be made or commenced by any party hereto from and after the Closing.

11.  General Provisions.

11.1         Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.2         Extension; Waiver. The Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

11.3         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the Parties at the following addresses a copy of which shall be sent by electronic mail (or at such other address for a Party as shall be specified by like notice):

if to the Saleen Parties, to:

SMS Signature Cars

with a copy to (which shall not constitute notice):

Michaels Law Group, APLC

if to W270, CA MergerCo or FL MergerCo, to:

W270, Inc.

with a copy to (which shall not constitute notice):

Stubbs Alderton & Markiles, LLP

11.4         Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

11.5         Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Except as expressly provided herein, and except for W-Net and Verdad which will be deemed third party beneficiaries hereof, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.

11.6         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.7         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

11.8         Enforcement. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any court sitting in the State of Nevada in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

11.9         Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.10     Schedules and Exhibits. The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

11.11     Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the Parties and delivered to the other Parties. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

SMS Signature Cars,

a California corporation

By: /s/ Steve Saleen

Name: Steve Saleen

Title: Chief Executive Officer

Saleen Automotive, Inc.,

a Florida corporation fka Saleen Electric, Inc.

By: /s/ Steve Saleen

Name: Steve Saleen

Title: Chief Executive Officer

Steve Saleen, Individually

By: Steve Saleen

Name: Steve Saleen

W270, Inc.

By: Eric Stoppenhagen

Name: Eric Stoppenhagen

Title: President

SALEEN CALIFORNIA MERGER CORPORATION

By: /s/ Eric Stoppenhagen

Name: Eric Stoppenhagen

Title: President

SALEEN FLORIDA MERGER CORPORATION

By: /s/ Eric Stoppenhagen

Name: Eric Stoppenhagen

Title: President

ACKNOWLEDGED AND AGREED

WITH RESPECT TO OBLIGATIONS

UNDER SECTIONS 6.1, 6.14.2(c) AND 8.2 HEREOF:

W-Net Fund I L.P.

By: W-Net Fund GP I LLC

Title: General Partner

By: ___/s/ David Weiner__________________________

Name: David Weiner

Title: Manager

ACKNOWLEDGED AND AGREED

WITH RESPECT TO OBLIGATIONS

UNDER SECTIONS 6.14.2(c) AND 8.2 HEREOF:

Verdad Telecom, Inc.

By: ___/s/ Eric Stoppenhagen__________________________

Name: Eric Stoppenhagen

Title: President

INDEX OF SCHEDULES AND EXHIBITS

Schedules:

Saleen Holdings Disclosure Schedule

W270 Disclosure Schedule

Exhibits:

Exhibit A-1: Capital Raise Terms

Exhibit A-2: Form of Securities Purchase Agreement

Exhibit B-1: W270 Reorganization Terms

Exhibit B-2: Form of Certificate of Designations

Exhibit B-3: W270 Reorganization Capital Structure

Exhibit C-1: Form of CA Articles of Merger

Exhibit C-2: Form of FL Articles of Merger

Exhibit D: Form of Saleen Parties Officer’s Certificate

Exhibit E: Form of Saleen Parties Secretary’s Certificate

Exhibit F: Form of Opinion of Saleen Parties Counsel

Exhibit G: Form of W270 Officer’s Certificate

Exhibit H: Form of W270 Secretary’s Certificate

Exhibit I: Voting Agreement

Exhibit J-1: Articles of Incorporation of SMS Signature Cars

Exhibit J-2: Articles of Incorporation of Saleen Automotive, Inc.

Exhibit K: Post-Closing W270 Capital Structure